Exhibit 4.29

THE SYMBOL “[****]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

FIRST AMENDMENT TO PRODUCT MANUFCTURING AGREEMENT

This FIRST AMENDMENT TO PRODUCT MANUFACTURING AGREEMENT (“Amendment”) is made as of the date of signature of the last Party to execute this Amendment (“Amendment Effective Date”), by and between:

KITOV PHARMA LTD., an Israeli company with offices at 132 Menachem Begin Road, Azrieli Center, Tel Aviv 6701101, Israel (“Kitov”); and

DEXCEL PHARMA TECHNOLOGIES LTD., an Israeli company having its principal place of business at 10 Hakidma St., Yokneam, 2069200, Israel (“Dexcel”).

WHEREAS:	On November 11, 2018, Kitov and Dexcel entered into a Product Manufacturing Agreement (“Original Agreement”), pursuant to which Dexcel will manufacture a combination tablet of Celecoxib and Amlodipine Besylate (“Product”) for Kitov for Kitov’s distribution world-wide through various Distributors (as such term is defined in the Original Agreement); and

WHEREAS:	Kitov has signed an agreement with a Distributor, Coeptis Pharmaceuticals, Inc. (“Coeptis”) (and Coeptis has signed an agreement with and delegated certain distribution responsibilities under its agreement with Kitov to a third party sub-distributor), for the distribution of the Product in the United States, and Kitov has signed and anticipates signing other agreements with Distributors for the distribution of the Product in other territories; and

WHEREAS:	The Original Agreement provides that Dexcel will supply the Product solely to Kitov based on purchase orders from Kitov submitted to and confirmed by Dexcel in accordance with the terms of the Original Agreement, and that Dexcel has no contractual responsibility to any of Kitov’s Distributors; and

WHEREAS:	Kitov and Dexcel together own the Joint IP (the definition of which is incorporated as Exhibit A of the Original Agreement) for the Product, and Kitov and Dexcel desire to further protect their respective rights to such Joint IP by clarifying Kitov’s ability to disclose Joint IP information to third parties (including, without limitation, potential and actual Distributors and their agents); and

WHEREAS:	Kitov and Dexcel desire to amend the Original Agreement for the following purposes:

(a)	to modify certain of the supply conditions relating to the Product,
(b)	to clearly state that Kitov is and shall remain fully responsible to Dexcel under the Original Agreement for any acts and/or failures to act by any Distributor in any country,
(c)	to clarify insurance requirements of a Distributor to assure Dexcel that any Distributor will be adequately insured against claims relating to the Product in the Distributor’s country,
(d)	to clarify when and how a Party may disclose any Confidential Information (including, inter alia, any Confidential Information which is, includes, or refers to the Joint IP) to an unaffiliated third party for any purpose, and
(e)	to add an additional package size and price to the list of Products.

Unless otherwise defined in this Amendment, all initially capitalized terms in this Amendment have the meaning assigned in the Original Agreement.

NOW, THEREFORE, the Parties agree from and after the Amendment Effective Date as follows:

1.	Section 1.12 of the Original Agreement is hereby deleted and the following new Section 1.12 is substituted in lieu thereof:

“1.12	“Distributors” shall mean any Person under contract with Kitov and/or any of its Affiliates and/or its Distributors for the distribution of the Product in a certain territory or territories.”

2.	Sections 1.27 and 1.28 of the Original Agreement are hereby deleted and the following new Sections 1.27 and 1.28 are substituted in lieu thereof:

“1.27	“Minimum Order Requirements” shall mean multiples of a full Batch. Each Batch may be divided among different Liveries; provided that, for each Livery, such order shall be comprised of a minimum of [****] Packs.

“1.28	“Pack” shall mean a bottle containing 30, 100 or 500 tablets of the Product, Labeled with an agreed Livery.”

3.	New Section 2.3 is hereby added following Section 2.2 of the Original Agreement:

“2.3	Distributors

“2.3.1	Kitov shall not disclose to any Person any part of the Joint IP without Dexcel’s prior written consent (which shall not be unreasonably withheld). Kitov undertakes to use its best efforts to protect the Parties’ Intellectual Property Rights with respect to the Joint IP, including, inter alia, by submitting any documentation, application, filing, registration or the like required to perfect or enforce the Parties’ interests in any Joint IP under the statutory Intellectual Property Right protection mechanisms of any country in which the Product is being distributed (including, without limitation, any correspondence or other communication with any patent or copyright office or other governmental authority with respect thereto) (each, a “Filing”). Dexcel shall reasonably cooperate with Kitov with respect to the foregoing at Kitov’s expense. Each Filing shall be considered as “Confidential Information” of the Parties and subject to the provisions of Article 7 hereof.

“2.3.2	The provisions of this Agreement, as amended from time to time, shall be considered as “Confidential Information” of the Parties and subject to the provisions of Article 7 hereof. The Parties may agree on a redacted version of the Agreement which Kitov may share with prospective or current Distributors.”

“2.3.3	Kitov shall be solely responsible for any and all acts and omissions of any Distributor hereunder, and shall undertake to ensure that any such Distributor shall fully comply with the provisions of this Agreement. Kitov warrants that each contract it or its Affiliate enters into with a Distributor will include a requirement that the Distributor maintain both comprehensive general liability insurance and product liability insurance in the amounts and with coverage limits substantially similar to those as set forth for the Parties in Section 8.6 of the Agreement. Kitov undertakes, in each such contract:

(a)	to include provisions substantially similar to those set forth in Article 7 (Confidentiality) and Sections 8.1.5 and 8.1.6, and

(b)	to use its reasonable efforts to have a clause including Dexcel as a third party beneficiary of such agreement for the purposes of enforcing Dexcel’s rights against any Distributor in its capacity as a sub-licensee of the Joint IP and/or a Distributor of the Product.

4.	Section 3.1.1 of the Original Agreement is hereby deleted and the following new Section 3.1.1 is substituted in lieu thereof:

“3.1.1	Kitov shall provide (or shall ensure that the Distributor shall provide) Dexcel with the Product Packaging and Labelling instructions, including, but not limited to, approved artwork, with respect to any new SKU (for a new Product Distributor or a new country), as well as changes to or destruction of existing materials, at least one hundred and twenty (120) days prior to the anticipated first supply of each such SKU; provided that the parties acknowledge that Dexcel is not required to commence production for such new SKU before the relevant artwork is approved by Dexcel and Kitov (or its Distributor) for printing.”

5.	Section 3.3.6 of the of the Original Agreement is hereby deleted and the following new Section 3.3.6 is substituted in lieu thereof:

“3.3.6	Dexcel shall supply the Product with eighty percent (80%) of the shelf life remaining upon Delivery, unless otherwise agreed by the Parties; provided that, at such time as the approved shelf life for the Product is 48 months, Dexcel shall supply the Product with eighty-five percent (85%) of the shelf life remaining upon Delivery.

6.	Section 3.6 of the Original Agreement is hereby deleted and the following new Section 3.6 is substituted in lieu thereof:

“3.2	The Supply Prices for commercial Batches of the Product by Dexcel to Kitov shall be:

Strength	Pack Size	Supply Price/Pack (in US Dollars)
200/2.5mg	Bottle 30 tablets	[****]
200/2.5mg	Bottle 100 tablets	[****]
200/2.5mg	Bottle 500 tablets	[****]
200/5mg	Bottle 30 tablets	[****]
200/5mg	Bottle 100 tablets	[****]
200/5mg	Bottle 500 tablets	[****]
200/10mg	Bottle 30 tablets	[****]
200/10mg	Bottle 100 tablets	[****]
200/10mg	Bottle 500 tablets	[****]

7.	New Section 3.10, immediately following Section 3.9, is hereby added to the Original Agreement:

“3.10	Additional Costs

“3.10.1	PQR Costs. Dexcel shall prepare a periodic Product Quality Review for the Product (“PQR”) in accordance with the provisions of the Quality Agreement. Kitov may, upon request and during normal business hours, review the PQR at Dexcel’s facilities, without cost. In the event that Kitov or a Distributor requests a copy of the PQR, Dexcel shall provide a copy of the requested documentation, subject to the payment by Kitov or such Distributor of Dexcel’s standard cost for a copy of the PQR ([****] for each Product SKU).”

“3.10.2	Datalogger Costs. In order to record temperature conditions during transport, temperature data loggers shall be used with all shipments to record temperature conditions during transit in accordance with the following provisions and the Quality Agreement:

a.	Dexcel is responsible for including data loggers on each shipment of Product.

b.	Kitov shall ensure that every Distributor (A) removes the data loggers from the cartons and downloads the temperature data from the data loggers within one (1) Working Day from receipt of each shipment of Product, (B) within one (1) Working Day following the download of data, provides Dexcel with the results of the temperature data in the event of a temperature excursion, and (C) returns the data loggers to Dexcel within ten (10) Working Days of receipt of the shipment. Dexcel shall be entitled to charge Kitov the sum of $100 for each data logger which is lost or not timely returned to Dexcel.”

8.	Sections 4.1 and 4.2 of the Original Agreement are hereby deleted and the following new Sections 4.1 and 4.2 shall be substituted in lieu thereof:

“4.1	The Parties shall conclude a Quality Agreement (either together with a Distributor, or as a stand-alone Quality Agreement operating back-to-back with a quality agreement between Kitov and a Distributor) not later than ninety (90) days prior to the shipment of the initial order of the Product to Kitov (on behalf of each Distributor).”

“4.2	Kitov shall have the right (at reasonable intervals, with reasonable prior written notice and during normal business hours, and not more often than annually) to inspect Dexcel’s manufacturing facilities used in the manufacture, storage, testing, and/or release for shipment of the Product. Subject to suitable confidentiality undertakings and with the prior written approval of Dexcel (which approval shall not be unreasonably withheld), Kitov may share the results of its audit and Dexcel’s CAPA response with relevant Distributors, if required by GMP and/or the provisions of the relevant Quality Agreement.”

9.	Section 8.5.1 of the Original Agreement is hereby deleted and the following new Section 8.5.1 is substituted in lieu thereof:

“8.5.1	Dexcel agrees to defend, indemnify and hold Kitov and its Affiliates, and their respective officers, directors, and employees (collectively, the “Kitov Indemnitees”) harmless from and against any Claims arising from (i) any product liability claims related solely to Dexcel’s actions or negligence as the manufacturer of the Product, or (ii) any breach by Dexcel or its Affiliates of its representations, warranties, covenants, agreements or obligations under this Agreement, in all cases except to the extent such damages give rise to an indemnification claim by Dexcel under Section 8.5.2 below.

10.	Section 8.5.2 of the Original Agreement is hereby deleted and the following new Section 8.5.2 is substituted in lieu thereof:

“8.5.2	Kitov agrees to defend, indemnify and hold Dexcel and its Affiliates, and their respective shareholders, officers, directors, and employees (collectively, the “Dexcel Indemnitees”) harmless from and against any Claims arising from (i) the handling, possession, use, marketing, distribution, promotion or sale of any Product by Kitov, its Affiliates or any Distributors, including any of its or their employees or subcontractors or agents, following Delivery of the Product to Kitov, in any country, (ii) any breach by Kitov (including indirectly by its Affiliates or any of its Distributors), of its representations, warranties, covenants, agreements or obligations under this Agreement, (iii) any intellectual property infringement claims with respect to the Product or the Trademark; (iv) any product liability claims, whether arising out of warranty, negligence, strict liability (including design, warning or instruction claims) or any other product or quality based claims in relation to the Product; and (v) any demand for payment or demand for refund or indemnity by any Distributor against a Dexcel Indemnitee, in all cases except to the extent such damages give rise to an indemnification claim by Kitov under Section 8.5.1 above.”

Signature page follows

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed through their duly appointed and authorized representatives as of the Amendment Effective Date.

DEXCEL PHARMA TECHNOLOGIES LTD		KITOV PHARMA LTD.

By:	/s/ Ilan Oren	By:	/s/ Isaac Angel	/s/ Gil Efron
Name:	Ilan Oren	Name:	Isaac Israel	Gil Efron
Title:	C0-CEO	Title:	CEO	Deputy CEO & CFO
Date:	May 17, 2020	Date:	May 12, 2020